Exhibit 99.2

Endeavour International Holding B.V.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$69,266	$103,085
Restricted cash	128	—
Accounts receivable	13,575	4,508
Prepaid expenses and other current assets	27,817	17,711

Total Current Assets	110,786	125,304
Property and Equipment, Net ($284,703 and $183,110 not subject to amortization at September 30, 2012 and December 31, 2011, respectively)	740,057	421,457
Goodwill	258,973	211,886
Long-Term Receivables due from Affiliates	70,566	68,392
Other Assets	20,990	18,887

Total Assets	$1,201,372	$845,926

See accompanying notes to condensed consolidated financial statements.

Endeavour International Holding B.V.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2012	December 31, 2011
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$80,148	$44,620
Current maturities of debt	—	2,350
Accrued expenses and other	11,000	10,903

Total Current Liabilities	91,148	57,873
Long-Term Debt	181,024	298,016
Long-Term Liabilities Due to Affiliates	620,380	144,715
Deferred Taxes	111,806	115,759
Other Liabilities	70,583	58,634

Total Liabilities	1,074,941	674,997
Commitments and Contingencies
Stockholder’s Equity:
Common stock; shares issued and outstanding – 180 and 180 shares at September 30, 2012 and December 31, 2011, respectively	25	25
Additional paid-in capital	120,033	120,033
Accumulated earnings	6,373	50,871

Total Stockholder’s Equity	126,431	170,929

Total Liabilities and Stockholder’s Equity	$1,201,372	$845,926

See accompanying notes to condensed consolidated financial statements.

Endeavour International Holding B.V.

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$80,726	$5,309	$112,276	$30,620
Cost of Operations:
Operating expenses	22,734	1,311	30,137	7,027
Depreciation, depletion and amortization	22,233	2,476	34,878	11,052
General and administrative	1,433	1,165	4,744	3,593

Total Expenses	46,400	4,952	69,759	21,672

Income From Operations	34,326	357	42,517	8,948

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	(2,505)	15,488	(3,100)	13,820
Interest expense	(13,600)	(10,843)	(51,697)	(28,386)
Loss on early extinguishment of debt	—	—	(21,661)	(402)
Letter of credit fees	(9,378)	—	(12,442)	—
Other income (expense)	(2,228)	2,986	(1,539)	7,456

Total Other Income (Expense)	(27,711)	7,631	(90,439)	(7,512)

Income (Loss) Before Income Taxes	6,615	7,988	(47,922)	1,436
Income Tax Expense (Benefit)	21,505	32,507	(3,424)	31,816

Net Loss	$(14,890)	$(24,519)	$(44,498)	$(30,380)

See accompanying notes to condensed consolidated financial statements.

Endeavour International Holding B.V.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(44,498)	$(30,380)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	34,878	11,052
Deferred tax expense (benefit)	(15,849)	23,052
Unrealized (gains) losses on derivatives	3,100	(13,820)
Amortization of loan costs and discount	5,596	8,802
Non-cash interest expense	6,632	8,611
Loss on early extinguishment of debt	21,661	—
Other	9,412	1,602
Changes in operating assets and liabilities:
Decrease in receivables	3,968	3,589
(Increase) decrease in other current assets	(5,605)	(4,848)
Increase (decrease) in liabilities	(47,453)	50,530

Net Cash Provided by (Used in) Operating Activities	(28,158)	58,495
Cash Flows From Investing Activities:
Capital expenditures	(138,628)	(66,329)
Acquisitions, net of cash acquired	(226,401)	(20,068)
Repayment of note receivables from affiliates	—	—
(Increase) decrease in restricted cash	(128)	31,726

Net Cash Used in Investing Activities	(365,157)	(54,671)
Cash Flows From Financing Activities:
Repayments of borrowings	(242,065)	(1,388)
Borrowings under debt agreements, net of debt discount	615,000	75,000
Payments for early extinguishment of debt	(7,248)	—
Financing costs paid	(6,191)	(5,313)

Net Cash Provided by Financing Activities	359,496	68,299
Net Increase (Decrease) in Cash and Cash Equivalents	(33,819)	72,123
Cash and Cash Equivalents, Beginning of Period	103,085	98,558

Cash and Cash Equivalents, End of Period	$69,266	$170,681

See accompanying notes to condensed consolidated financial statements.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 1 – General

Endeavour International Holding B.V. is an independent oil and gas company engaged in the exploration, development, production and acquisition of energy reserves in the U.K. As used in these Notes to Consolidated Financial Statements, the terms “EIHBV”, “we”, “us”, “our” and similar terms refer to Endeavour International Holdings B.V. and, unless the context indicates otherwise, its consolidated subsidiaries. EIHBV was incorporated in The Netherlands in 2005 and is a wholly-owned subsidiary of Endeavour International Corporation (“EIC”). The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2011.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These accounting principles require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Management reviews its estimates, including those related to the determination of proved reserves, estimates of future dismantlement costs, income taxes and litigation. Actual results could materially differ from those estimates. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included in these financial statements. Certain amounts for prior periods have been reclassified to conform to the current presentation.

Management believes that it is reasonably possible that the following material estimates affecting the financial statements could change in the coming year:

•	proved oil and gas reserves,

•	expected future cash flow from proved oil and gas properties,

•	future dismantlement and restoration costs,

•	fair values used in purchase accounting; and

•	fair value of derivative instruments.

New Accounting Developments

On January 1, 2012, we adopted the following accounting standards:

•

Fair Value - In May 2011, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard on fair value measurements that clarified the application of existing guidance and disclosure requirements, changed certain fair value measurement principles and required additional disclosures about fair value measurements.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

•	Comprehensive Income - In June 2011, the FASB issued guidance impacting the presentation of comprehensive income. The guidance eliminated the option to report components of other comprehensive income in the statement of changes in equity or in a footnote to the financial statements.

•	Goodwill - In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit.

The adoption of each of these standards did not have a material impact on our financial position or results of operations.

Note 2 – Acquisitions

On December 23, 2011, we entered into a Sale and Purchase Agreement (the “Purchase Agreement”), through our wholly owned subsidiary Endeavour Energy UK Limited (“EEUK”), with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, subsidiaries of ConocoPhillips (collectively, the “Sellers”), to acquire their interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “COP Acquisition”).

On May 31, 2012, we closed a portion of the COP Acquisition consisting of an additional 23.43% interest in the Alba field increasing our total working interest in the Alba field to 25.68%. The Alba field portion of the COP Acquisition was closed for aggregate cash consideration of approximately $219.6 million.

Upon the closing of the Alba field portion of the COP acquisition, the net proceeds from the offering of our Senior Notes due 2018 were released from escrow. We used approximately $205 million of the net proceeds from the sale of the notes together with approximately $14 million of borrowings under our revolving credit facility (the “Revolving Credit Facility”) with Cyan Partners, LP (“Cyan”), as administrative agent and the other lenders party thereto, to fund the cash consideration for the acquisition of the Alba Property. Additional information on these related financing transactions is discussed in Note 4.

The acquisition of the additional interest in the Alba field was accounted for using the business combination method. The following summarizes the preliminary allocation of the purchase price for the Alba field portion of the COP Acquisition:

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Purchase price	$255,400
Purchase price adjustments for estimated after-tax cash flows from the acquired asset and interest costs from economic date of January 1, 2011 to closing	(35,823)

Total purchase price	$219,577

Allocation of purchase price: Property and equipment	$189,442
Goodwill	47,087
Current assets	24,336
Current liabilities	(12,715)
Deferred tax liability	(11,831)
Other long-term liabilities	(16,742)

Total purchase price	$219,577

Goodwill was the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from assets acquired that could not be individually identified and separately recognized.

The purchase price allocation is based on a preliminary assessment of the fair value of the assets acquired and liabilities assumed in the Alba field portion of the COP Acquisition. The assessments of the fair values of oil and gas properties acquired were based on projections of expected future net cash flows, discounted to present value. These estimates are subject to change as additional information becomes available and is assessed by EIC.

The following table sets forth unaudited pro forma condensed combined financial and operating data which are presented to give effect to the Alba acquisition as if it had occurred January 1, 2011. The information does not purport to be indicative of actual results, if any of these transactions had been in effect for the periods indicated, or future results.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$80,726	$70,046	$188,548	$227,608
Net income (loss) to common shareholders	$(14,890)	$(24,749)	$(56,564)	$(32,979)

Revenues and income from operations associated with the acquired interest in the Alba field for the period from May 31, 2012 through September 30, 2012 were $62.1 million and $0.6 million, respectively.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 3 – Property and Equipment

Property and equipment included the following at the dates indicated below:

	September 30, 2012	December 31, 2011
Oil and gas properties under the full cost method:
Subject to amortization	$673,257	$429,246
Not subject to amortization:
Incurred in 2012	128,624	—
Incurred in 2011	98,051	99,794
Incurred in 2010	10,007	14,101
Incurred prior to 2010	48,021	69,215

	957,960	612,356
Computers, furniture and fixtures	5,522	3,232

Total property and equipment	963,482	615,588
Accumulated depreciation, depletion and amortization	(223,425)	(194,131)

Net property and equipment	$740,057	$421,457

The costs not subject to amortization relate to unproved properties and properties being made ready to be placed into service, which are excluded from amortizable capital costs until it is determined whether or not proved reserves can be assigned to such properties. We expect acquisition costs excluded from amortization to be transferred to the amortization base over the next five years due to a combination of well performance and results of infield drilling relating to currently producing assets and the drilling and development of identified projects acquired. We expect exploration costs not subject to amortization to be transferred to the amortization base over the next three years as development plans are completed and production commences on existing discoveries, including the Rochelle project. We capitalized $7.7 million and $2.5 million in interest related to drilling, development and exploration activities for the quarters ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012 and 2011, we capitalized $18.1 million and $6.3 million, respectively, in interest related to exploration and development.

We did not have an impairment of oil and gas properties through the application of the full cost ceiling test at the end of the third quarter 2012, which utilized prices of $110.17 per barrel for oil and $8.65 per Mcf for gas.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 4 – Debt Obligations

At September 30, 2012, we had $183.2 million in outstanding debt. Our debt consisted of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Senior term loan, 15% fixed rate, due 2013	$—	$240,349
Convertible bonds, 11.5% until March 31, 2014 and 7.5% thereafter, due 2016	68,072	62,523
Revolving credit facility, 13% fixed rate, due 2013	115,163	—

	183,235	302,872
Less: debt discount	(2,211)	(2,506)
Less: current maturities	—	(2,350)

Long-term debt	$181,024	$298,016

Standby letters of credit outstanding for abandonment liabilities	$—	$31,724

Revolving Credit Facility

On April 12, 2012, we entered into a $100 million Credit Agreement (the “Revolving Credit Facility”), with Cyan, as administrative agent, and borrowed $40 million. The Revolving Credit Facility matures on October 12, 2013.

Prior to the termination of the Senior Term Loan, the closing of the COP Acquisition and certain other conditions, borrowings under the Revolving Credit Facility were limited to $40 million and incurred interest at a rate of 12% per year, with an additional 3% payment-in-kind. After the termination of the Senior Term Loan and the closing of the COP Acquisition, borrowings under the Revolving Credit Facility bear interest at a rate of 13% per year.

On May 31, 2012, we entered into a First Amendment to the Revolving Credit Facility, providing for an increase in the amount available for borrowing under the Revolving Credit Facility from $40 million to $100 million upon closing of the acquisition of the Alba field portion of the COP Acquisition. In connection with the closing of the acquisition of the Alba property, we drew down the additional $60 million available for borrowing. The First Amendment to the Revolving Credit Facility contained certain amendments allowing us to enter certain reimbursement agreements discussed in Note 12.

On September 27, 2012, we increased the amount available for borrowing under the Revolving Credit Facility to $125 million. In connection with the increase, we agreed to pay a fee of $1.25 million to Cyan Partners, LP. The Founding Partner and Chief Investment Officer of Cyan Partners, LP is a member of EIC’s Board of Directors.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

On September 28, 2012, we borrowed an additional $15 million under the Revolving Credit Facility.

11.5% Convertible Bonds

Our 11.5% Convertible Bonds bear interest at a rate of 11.5% per annum. Interest is compounded quarterly and added to the outstanding principal balance each quarter. The bonds are convertible into shares of our common stock at an initial conversion price of $16.52 per $1,000 of principal, which represents a conversion rate of approximately 61 shares of our common stock per $1,000 of principal.

Senior Term Loan

In August 2010, we entered into a credit agreement with Cyan, as administrative agent, and various lenders for a senior term loan, in the aggregate amount of $150 million, which was subsequently increased to $235 million (the “Senior Term Loan”).

On May 31, 2012, we used approximately $255 million of the net proceeds from an unsecured revolving loan with affiliates (see Note 5 for additional discussion) to repay all amounts outstanding under Senior Term Loan. This repayment included a prepayment fee of approximately $7 million. Following the repayment, the Senior Term Loan was terminated and all of the liens on the collateral securing our obligations were released.

Guarantees

On February 23, 2012, EIC, the company’s ultimate parent company, entered into an Indenture (the “First Priority Indenture”) with the subsidiary guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “First Priority Trustee”) and collateral agent, relating to the issuance and sale of $350,000,000 in aggregate principal amount of EIC’s 12% First Priority Notes due 2018 (the “First Priority Notes”), subsequently increased by an additional $54 million aggregate principal amount.

Also on February 23, 2012, EIC concurrently entered into an Indenture (the “Second Priority Indenture,” and together with the First Priority Indenture, the “Indentures”) with the Guarantors, Wilmington Trust, National Association, as trustee (the “Second Priority Trustee,” and together with the First Priority Trustee, the “Trustees”), and Wells Fargo Bank, National Association, as collateral agent, relating to the issuance and sale of $150,000,000 in aggregate principal amount of EIC’s 12% Second Priority Notes due 2018 (the “Second Priority Notes,” and together with the First Priority Notes, the “2018 Notes”).

The First Priority Notes and related guarantees are secured by first-priority liens on (1) 65% of our capital stock and all of EIC’s future first-tier foreign subsidiaries and (2) the EOC Intercompany Loan and all future intercompany indebtedness owing by any of the EIC’s foreign subsidiaries to EIC or any of its domestic subsidiaries (collectively, the “Collateral”). The Second Priority Notes and related guarantees are secured by second priority liens on the Collateral.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

The Indentures restrict the Company’s and its restricted subsidiaries’ ability to: (i) pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt; (ii) make certain investments; (iii) incur additional indebtedness (iv) create or incur certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications, including that certain of the covenants will be terminated if at any time no default has occurred and is continuing and either series of the 2018 Notes, as applicable, receives an investment grade rating from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Fair Value

The fair value of our outstanding debt obligations was $179 million and $284 million at September 30, 2012 and December 31, 2011, respectively. The fair values of long-term debt were determined based an income approach, using a credit adjusted discount rate at the reporting date, and classified as Level 3 in the fair value hierarchy.

Note 5 – Amounts due to/from Affiliates

Our amounts due (to) from affiliates consisted of the following at the dates indicated below:

	September 30, 2012	December 31, 2011
Assets:
Working capital payables due from affiliates	$70,566	$11,142
Note receivables due from affiliates	—	57,250

	$70,566	$68,392

Liabilities:
Working capital payables due to affiliates	$21,380	$45,715
Note payables due to affiliates	599,000	99,000

	$620,380	$144,715

Notes Receivable due from Affiliates

On January 1, 2010, we executed an unsecured revolving loan facility (the “EOC Note Receivable”) with a group undertaking, Endeavour Operating Corporation (“EOC”), the parent company of Endeavour International Holding BV, as borrower. The EOC Note Receivable has a principal amount of $100 million, of which $57.3 million was outstanding at December 31, 2011. The EOC Note Receivable was repaid in full in the second quarter of 2012.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Notes Payable due to Affiliates

We have a $250 million unsecured Revolving Loan Facility Agreement with EOC, which matures December 31, 2013. We may borrow up to the maximum principal amount of the facility, at the discretion of EOC. Subject to EOC’s approval, we may repay the loan at any time prior to its maturity. At September 30, 2012 and December 31, 2011, the company owed $99 million to EOC pursuant to this loan.

On May 31, 2012, we entered into a $550 million unsecured Revolving Intercompany Loan Agreement with EOC (“EOC Intercompany Loan”) in conjunction with the repayment of the Senior Term Loan and the closing of the Alba field portion of the COP Acquisition. We may borrow up to the maximum principal amount of the facility, at the discretion of EOC. At September 30, 2012, we had $500 million outstanding under the facility. We may drawdown one or more advances, subject to approval by EOC, and may repay any advance, in whole or in part, at any time prior to its maturity, December 31, 2017.

Interest will be paid semi-annually at a rate consistent with EIC’s weighted average cost of funds, as determined by EOC. This rate is determined on each semi-annual interest payment date. As of September 30, 2012, the interest rate was 12% per annum.

Note 6 – Income Taxes

Our income tax expense relates primarily to our operations in the U.K., including current tax expense (benefit) related to Petroleum Revenue Tax on our Alba field in the U.K. of 50%. During July 2011, the U.K. government enacted an increase in the supplemental corporate tax rate due to a tax law change that raised the existing supplementary charge on profits from North Sea oil and gas production from 20% to 32%, in addition to the U.K. corporate tax of 30%.

For 2011 and the first quarter of 2012, we determined our tax expense utilizing our estimated annual effective tax rate. Due to the significant impact of closing the Alba field portion of the COP Acquisition during the second quarter of 2012 on the estimated annual effective tax rate, management has determined that an estimated annual effective tax rate is not reliable for the current interim reporting period and is recording income taxes using the actual tax rate for the year-to-date results.

During July 2012, the U.K. government enacted legislation (retroactive to March 2012) to limit deductions related to decommissioning expenditures to 20% for supplemental tax, in addition to the U.K. corporate tax of 30%. Therefore, total relief available for decommissioning is 50%. The increase in tax expense as a result of this enactment was $8.4 million.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 7 – Asset Retirement Obligations

Our asset retirement obligations relate to obligations for the future plugging and abandonment of oil and gas properties. The following table provides a rollforward of our asset retirement obligations for the nine months ended September 30, 2012:

Nine Months Ended September 30,
2012
Carrying amount of asset retirement obligations as of beginning of period	$46,972
Accretion expense (included in DD&A expense)	5,584
Impact of foreign currency exchange rate changes	2,951
Payment of asset retirement obligations	(7,838)
Liabilities incurred	17,262

Carrying amount of asset retirement obligations as of end of period	64,931
Less: Current portion	(8,051)

Long-term asset retirement obligations	$56,880

Note 8 – Stock-Based Compensation Arrangements

EIC grants restricted stock, stock options and performance-based share awards to our employees and directors as incentive compensation. This stock-based compensation generally vests over three years and EIC bills us for its cost of the awards over the vesting schedule. Stock-based compensation is recorded in general and administrative (“G&A”) expenses or capitalized G&A as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
G & A Expenses	$61	$61	$206	$169
Capitalized G & A	89	53	289	136

Total stock-based compensation	$150	$114	$495	$305

At September 30, 2012, total compensation cost related to awards not yet recognized was approximately $1.3 million and is expected to be recognized over a weighted average period of less than three years.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 9 – Fair Value Measurements

We measure the fair value of financial assets and liabilities on a recurring basis, defining fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value is based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Fair value is based on actively-quoted market prices, if available.

Level 2:	In the absence of actively-quoted market prices, we seek price information from external sources, including broker quotes and industry publications. Substantially all of these inputs are observable in the marketplace during the entire term of the instrument, derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:	If valuations require inputs that are both significant to the fair value measurement and less observable from objective sources, we must estimate prices based on available historical and near-term future price information and certain statistical methods that reflect our market assumptions.

We apply fair value measurements to certain assets and liabilities including commodity derivative instruments and embedded derivatives relating to conversion and change in control features in certain of our debt instruments. We seek to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table summarizes the valuation of our investments and financial instruments by pricing levels as of September 30, 2012 and December 31, 2011:

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

	Quoted Market Prices in Active Markets - Level 1	Significant Other Observable Inputs - Level 2	Significant Unobservable Inputs Level - 3	Total Fair Value
As of September 30, 2012:
Oil and gas puts	$—	$101	$3	$104
Embedded derivatives	—	—	(13,420)	(13,420)

Total derivative assets (liabilities)	$—	$101	$(13,417)	$(13,316)

As of December 31, 2011:
Oil and gas puts	$—	$1,038	$209	$1,247
Embedded derivatives	—	—	(13,740)	(13,740)

Total derivative assets (liabilities)	$—	$1,038	$(13,531)	$(12,493)

Our commodity derivative contracts were measured using income approach models that consider various inputs including current market and contractual prices for the underlying instruments, quoted forward prices for natural gas and crude oil, volatility factors and interest rates, such as a LIBOR curve for a similar length of time as the derivative contract term. The inputs for the fair value models for our oil puts were all observable market data and these instruments have been classified as Level 2. Although we utilized the same option pricing models to assess the fair values of our gas puts, an active futures market does not exist for our U.K. gas derivatives. We based the inputs to the option models for our U.K. gas derivatives on observable market data in other markets to verify the reasonableness of the counterparty quotes. These U.K. gas derivatives are classified as Level 3.

We use a derivative valuation model to derive the value of our embedded derivative features. Key inputs into this valuation model are EIC’s current stock price, risk-free interest rates, the stock volatility and our implied credit spread. The first three aforementioned inputs are based on observable market data and are considered Level 2 inputs while the last two aforementioned inputs are unobservable and thus require management’s judgment and are considered Level 3 inputs. A decrease or increase in the implied credit spread of 5% would increase or decrease, respectively, the liability by approximately $2 million. A similar 5% decrease or increase in the stock volatility has an inverse effect to the change in the liability and would result in an approximately $2 million decrease or increase, respectively. The fair value measurement is considered a Level 3 measurement within the fair value hierarchy.

The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

	Nine Months Ended September 30,
	2012	2011
Balance at beginning of period	$(13,531)	$(27,018)
Realized and unrealized gains (losses) included in earnings	114	14,976

Balance at end of period	$(13,417)	$(12,042)

Changes in unrealized gains (losses) relating to derivatives assets and liabilities still held at the end of the period	$114	$14,976

Note 10 – Derivative Instruments

From time to time, we may utilize derivative financial instruments to hedge cash flows from operations or to hedge the fair value of financial instruments. We may use derivative financial instruments with respect to a portion of our oil and gas production or a portion of our variable rate debt to achieve a more predictable cash flow by reducing our exposure to price fluctuations. These transactions are likely to be swaps, collars or options and to be entered into with major financial institutions or commodities trading institutions. Derivative financial instruments are intended to reduce our exposure to declines in the market prices of crude oil and natural gas that we produce and sell, or to increases in interest rates and to manage cash flows in support of our annual capital expenditure budget. We also have embedded derivatives related to our debt instruments.

The fair market value of these derivative instruments is included in our balance sheet as follows for the periods indicated:

	September 30, 2012	December 31, 2011
Derivatives not designated as hedges:
Oil and gas commodity derivatives:
Assets:
Prepaid expenses and other current assets	$104	$1,247
Embedded derivatives related to debt and equity instruments:
Liabilities:
Other liabilities - long-term	$(13,420)	$(13,740)

If all counterparties failed to perform, our maximum loss would have been $0.1 million as of September 30, 2012.

The effect of the derivatives not designated as hedges on our results of operations was as follows for the periods indicated:

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Derivatives not designated as hedges:
Oil and gas commodity derivatives
Unrealized gains (losses)	$(1,515)	$538	$(3,420)	$1,850

	(1,515)	538	(3,420)	1,850
Embedded derivatives related to debt and equity instruments
Unrealized gains (losses)	$(990)	$14,950	$320	$15,670

As of September 30, 2012, our outstanding commodity derivatives covered approximately 306 Mbbls of oil and 98 MMcf of natural gas cumulative through the end of 2012 and consisted of seven oil and two natural gas option contracts with three major counterparties.

Note 11 – Supplemental Cash Flow Information

Cash paid during the period for interest and income taxes was as follows:

	Nine Months Ended September 30,
	2012	2011
Interest paid	$25,766	$16,560

Income taxes paid	$2,405	$7,765

Note 12 – Commitments and Contingencies

Reimbursement Agreements

During the second quarter of 2012, we entered into two reimbursement agreements related to abandonment liabilities for certain of our U.K. oil and gas properties. Under these agreements, unaffiliated third parties pledged cash to secure letters of credit covering certain of our abandonment liabilities and we agreed to reimburse the pledged cash in the event that the letters of credit are drawn and pledged cash is utilized to satisfy the commitment. We have no cash collateral associated with the reimbursement agreements and the commitments under the reimbursement agreements are not recorded as liabilities. The associated abandonment obligations are recorded in other long-term liabilities as part of our asset retirement obligations.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Fees and expenses related to the reimbursement agreements are included in other expenses on our condensed consolidated statement of operations.

One of the reimbursement agreements, covering approximately $33 million relates to our decommissioning obligations at the Ivanhoe, Rob Roy, Hamish (collectively, “IVRRH”), Renee and Rubie fields where we are currently paying certain asset retirement costs (the “Initial IVRRH Reimbursement Agreement”). We pay a fee of 11.5% per year, computed based on the outstanding amount of each letter of credit (capitalized quarterly and payable upon release of the letters of credit). We are also required to pay a fee equal to 1% of the outstanding letters of credit on May 22, 2013 (the expiration date of the letters of credit). If we have not obtained replacement letters of credit before the expiration date of the letters of credit, then we must reimburse the pledgor for all amounts pledged. Concurrent with the issuance of the Initial IVRRH Reimbursement Agreement, the restrictions on our previously restricted cash were removed, the cash was returned to us, and our letter of credit facility agreement was extinguished. We unconditionally guarantee the obligations under the Initial IVRRH Reimbursement Agreement, but our reimbursement obligations are unsecured. In connection with the Initial IVRRH Reimbursement Agreement, EIC issued warrants to purchase two million shares of EIC’s common stock, with an exercise price of $10.50 per share, to the investors.

Subsequent to September 30, 2012, we replaced the Initial IVRRH Reimbursement Agreement with a similar facility. See Note 13 for additional explanation.

The second reimbursement agreement covers approximately $120 million related to our decommissioning obligations for the Alba field (the “Alba Reimbursement Agreement”). We pay a fee of 13% per year, payable quarterly, computed based on the outstanding amount of each letter of credit. We have agreed to procure the release of the pledged cash securing the letter of credit on or before December 31, 2013 (the expiration date of the letter of credit). In addition, our obligations under the Alba Reimbursement Agreement are secured on a pari passu basis with our obligations under the Revolving Credit Facility by a first lien on substantially all of our assets. As of September 30, 2012, we do not expect to begin decommissioning activities for the Alba field for many years. The timing of decommissioning activities will be determined by the ultimate performance and life of the reservoir.

The letters of credit supporting our abandonment liabilities expire during 2013. Upon expiration, we may either enter into new facilities or pledge our own cash to secure new letters of credit for our abandonment liabilities. We are engaged in the bank syndication process to put a new revolving credit facility in place that will encompass both our existing Revolving Credit Facility and replace the Alba Reimbursement Agreement at an appropriate time in the future.

Note 13 – Subsequent Events

On December 14, 2012, the Purchase Agreement relating to the acquisition of interests in the MacCulloch and Nicol fields was terminated. As previously disclosed, the Company paid a $10 million deposit in connection with the acquisition of the interests in MacCulloch and Nicol, which ConocoPhillips is entitled to retain.

Endeavour International Holding B.V.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Although the Purchase Agreement has been terminated, the Company remains open and intends to continue pursuing informal talks with the parties in pursuit of an agreement that would allow the transaction to close on terms acceptable to all parties. No assurance can be given, however, that any agreement can be reached.

The Initial IVRRH Reimbursement Agreement was terminated in January 2013 and replaced with a second reimbursement agreement covering the same amount of decommissioning obligations and matures in July 2014 (the “Second IVRRH Reimbursement Agreement”). The Second IVRRH Reimbursement Agreement provides that we must pay a quarterly fee computed at a rate of 9% per year on the outstanding amount of each letter of credit, along with an initial fee equal to 1% on the initial outstanding amount of each letter of credit and a fee of 2% on the outstanding amount of each letter of credit upon termination. In addition, we agree a fee equal to 0.65% per year of the aggregate balance of any outstanding letters of credit. We unconditionally guarantee the obligations under the Second IVRRH Reimbursement Agreement, but our reimbursement obligations are unsecured. In connection with the Second IVRRH Reimbursement Agreement, EIC issued warrants to purchase one million shares of EIC’s common stock, with an exercise price of $7.31 per share, to the investor.